As filed with the Securities and Exchange Commission on May 2, 2007

Registration No. 333-139595

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

AMENDMENT NO. 4 TO

FORM SB-2

______________

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XENACARE HOLDINGS, INC.

(Name of Small Business Issuer in Its Charter)

Florida	2836	20-3075747
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

3275 W. Hillsboro Boulevard, Suite 300

Deerfield Beach, Florida 33442

(954) 363-4507

(Address and Telephone Number of Principal Executive Offices)

______________

Frank Rizzo, President

3275 W. Hillsboro Boulevard, Suite 300

Deerfield Beach, Florida 33442

(954) 363-4507

(Name, Address and Telephone Number of Agent for Service)

______________

Copies of all communications to:

Brian A. Pearlman, Esq.

Arnstein & Lehr LLP

200 East Las Olas Boulevard, Suite 1700

Fort Lauderdale, Florida 33301

Telephone: (954) 713-7600

Facsimile No. (954) 713-7700

______________

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting under Section 8(a), may determine.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share(1)	50,000	$5.05	$ 252,500	$27.93
Common stock, par value $0.001 per share(1)	679,000	$5.05	$3,428,950	$379.22
Total Registration Fee			$3,681,450	$407.15	(2)

———————

(1)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

(2)

Fee previously paid.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission (SEC). These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

EXPLANATORY NOTE

This registration statement covers (a) the primary public offering by the Company of 50,000 shares of common stock and (b) the subsequent offering by certain selling stockholders of the Company of 679,000 shares of common stock previously issued by the Company to such shareholders. The Company on a best effort basis is making the primary public offering on a self-underwritten basis. Prior to the beginning of the secondary offering a post effective amendment covering the secondary offering will be filed that will include a discussion of the results of the primary offering.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion: dated May 2, 2007

PROSPECTUS

XENACARE HOLDINGS, INC.

729,000 Shares

This prospectus covers 50,000 shares of common stock of XenaCare Holdings, Inc. being offered by the Company directly to investors on a “best efforts” self-underwritten basis at a price of $5.05 per share. There is no minimum amount that is required to be sold in this primary offering. The offering of these shares will terminate on no later than _____, 2007 (_____ days from the date of this prospectus). No commissions or fees will be paid in connection with the sale of such shares. This is our initial public offering and no public market currently exists for our common stock. We intend to apply for the listing of our shares on the OTC Bulletin Board. The initial offering price was arbitrarily determined and is not related to any ratios to earnings, net worth or other investment criteria.

Subsequent to the best efforts offering by the Company, this prospectus covers a secondary offering of 679,000 shares of common stock of XenaCare Holdings, Inc. being offered for resale by certain selling shareholders. Under this secondary offering, sales will be initially at $5.05 per share. In the event that a market for our common stock develops, sales may be made at such market price. We will not receive any proceeds from sales of shares of our common stock by the selling shareholders named on page 27.

The offering price for the primary and secondary offering covered by this prospectus will remain at $5.05 per share throughout the primary offering period. Sales by the selling shareholders will be made at $5.05 per share until a market for the Company’s common stock develops. In the event a market develops, sales will be made at prevailing market prices or privately negotiated prices. A market for our common stock may never develop. No sales by the selling shareholders will be made during the primary offering period.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Total	Price Per Share
Public offering price (aggregate proceeds)	$252,500	$5.05

The proceeds have been computed before deduction of costs that will be incurred in connection with this offering, including filing, printing, legal, accounting and transfer agent fees estimated at $50,000.

______________

_________________, 2007

TABLE OF CONTENTS

Page

Prospectus Summary

1

Summary Financial and Statistical Data

3

Forward Looking Statements

4

Risk Factors

5

Capitalization

10

Dilution

11

Price Range of Common Stock and Dividend Policy

12

Use of Proceeds

13

Management’s Discussion and Analysis of Financial Conditions

and Results of Operations

14

Business

16

Management

22

Related Party Transactions

24

Principal Shareholders

25

Description of Securities

26

Selling Shareholders

27

Plan of Distribution

28

Shares Eligible For Future Sale

31

Legal Matters

31

Experts

31

Additional Information

31

Financial Statements

F-1

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

PROSPECTUS SUMMARY

This summary contains what we believe is the most important information about us and the offering. You should read the entire document for a complete understanding of our business and the transactions in which we are involved. The purchase of the securities offered by this prospectus involves a high degree of risk. See the “Risk Factors” section of this prospectus for risk factors.

THE COMPANY

XenaCare Holdings, Inc. was organized under the laws of Florida in June 2005 to formulate, market and sell personal performance and life style performance nutrition supplement products (“NSPs”). We thereafter acquired XenaCare LLC, which has been engaged in the distribution of NSPs in doctors’ offices since 2001.

We formulate, market and sell NSPs and personal lubrication gels. Our XenaCare Clinical division (i) educates doctors and other healthcare professionals about certain of our NSPs and facilitates the sale and distribution of these NSPs from doctors’ offices and (ii) has commenced the formulation and brand building of a line of NSPs for the replenishment of nutrients lost due to pharmaceutical medications, which will be sold through mass media buys (radio and television advertising), web sales and other channels of distribution.

Our XenaCare Performance division (i) is involved in the formulation of a line of NSPs (gels and creams) for the personal performance market (“XenaCare Personal Performance”), to be sold under the “Touch ‘n’ Tingle” brand and (ii) the formulation of a line of NSPs for the energy/lifestyle performance market (“Xena Care Lifestyle Performance”) to be sold through mass media buys (radio and television advertising), web sales and other channels of distribution.

Products formulated include gels and creams for the personal performance market and products for the energy/lifestyle performance market. We have entered into agreements for manufacturing, packaging and distribution and fulfillment of our products. We have also engaged consultants to assist us in marketing, web hosting and the development and production of infomercials. We anticipate generating sales through our websites and from infomercials in the second quarter of 2007.

Substantially all of our revenues to date have been generated from our predecessor, Xenacare LLC, which distributed our proprietary XenaCare Clinical NSPs - XenaCor, XenaTri and Xena Zyme Plus through doctors’ offices. Following our acquisition of XenaCare LLC in 2005, a determination was made to reduce our resources committed to the sale of NSPs through doctors’ offices because of the high costs of providing nursing services on site. However, we have continued these services by locating a nurse at our executive offices. The nurse interacts with patients at multiple doctors’ offices via telephone. Since our inception we have never been profitable.

Our products are currently produced through various third party manufacturers on an order-by-order basis. We currently market these products through the Internet, pharmacies and doctors’ offices.

Our executive offices are located at 3275 W. Hillsboro Boulevard, Suite 300, Deerfield Beach, Florida 33442 and our telephone number is 954-363-4507. Our website is located at www.xenacare.com. Information on our website is not a part of this prospectus.

References throughout this prospectus to “XenaCare Holdings,” “XenaCare,” “the Company,” “we,” “us” and “our” refer to XenaCare Holdings, Inc., a Florida corporation and our subsidiaries.

THE OFFERING

Plan of Distribution

This prospectus covers up to 50,000 shares of our common stock, which are being offered on a “best efforts” basis on a self-underwritten basis by the Company for ___ days from the date of this prospectus. Offers will be made by the Company’s officers and directors. We will not pay any underwriting discounts or commissions.

Following the completion of the best efforts offering, this prospectus covers the secondary offering of up to 679,000 shares of our common stock offered for resale by certain shareholders identified in this prospectus.

The offering price for the shares covered by this prospectus will remain at $5.05 per share throughout the primary offering period. Sales by the selling shareholders under the secondary offering will be made at $5.05 per share until a market for the Company’s common stock develops. In the event a market develops, the selling shareholders may sell their shares at prevailing market prices or privately negotiated prices. No market may ever develop for our common stock. No sales by the selling shareholders will be made during the primary offering period.

As of March 31, 2007, there were 22,180,409 shares of our common stock outstanding.

Public Market

There is no public market for our common shares. We intend to seek quotation on the Over the Counter Bulletin Board (OTCBB).

Use of Proceeds

We intend to apply the majority of the net proceeds of this offering to purchase inventory, marketing, advertising and working capital (including the payment of administrative salaries).

SUMMARY FINANCIAL AND STATISTICAL DATA

The financial data set forth below under the captions “Results of Operations Data” and “Balance Sheet Data” as of December 31, 2006 and 2005, were derived from our audited financial statements, included elsewhere in this Prospectus, by Jewett, Schwartz, Wolfe & Associates, independent registered public accounting firm. The financial data set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Results of Operations Data

	Year Ended December 31, 2006	Year Ended December 31, 2005

Net sales	$350,174	628,522
Cost of sales	119,380	252,398
Gross profit	230,794	376,124
Operating expenses	2,449,783	685,479
Net loss	$(2,218,989)	(309,355)
Net loss per common share:
Basic and diluted	$(0.10)	(0.03)
Weighted average number of common shares outstanding:
Basic and diluted	21,497,444	11,236,807

Balance Data

	December 31, 2006	December 31, 2005

Working capital	$298,377	$34,614
Total assets	$511,978	$271,625
Total liabilities	$41,205	$55,223
Shareholders’ equity	$470,773	$216,402

FORWARD LOOKING STATEMENTS

The discussion in this Prospectus regarding our business and operations includes “forward-looking statements” which consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate,” “continue” or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. This disclosure highlights all material risks regarding our business and this offering.

We have a history of losses and if these losses continue you may lose your entire investment in our Company.

We have a history of operating losses in our business and have incurred significant net losses since our inception. Our net losses for the periods ended December 31, 2006 and 2005 were $2,218,989 and $309,355, respectively. Cumulative losses for the last two years total $2,528,344. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this “Risk Factors” section.

Our continued operating losses have contributed to the deterioration of our cash position. Further, we have used a significant amount of our cash for consulting services, web hosting, infomercials, new product inventory and marketing materials including the publication of a book about our products. We expect that cash on hand together with funds raised under this offering will permit us to fund our current operations for the next twelve months. Unexpected increases in negative cash flow from operations or the failure to generate sales from our new products would cause us to require additional external financing before that time. Under those circumstances, if we are unable to secure additional external financing on a timely basis, we will not have sufficient cash to fund our working capital and capital expenditure requirements and we will be forced to cease operations. In such event, the shares of our common stock may cease to have any value.

Our shares of common stock are not traded or quoted and you may find it difficult to dispose of your shares of our stock, which could cause you to lose all or a portion of your investment in our Company.

We do not have a public market for our common shares. In the absence of a public market, our common shares may be sold in privately negotiated transactions. Our shares of common stock are not traded or quoted. No trading in shares of common stock may develop. As a result, you may find it difficult to dispose of shares of our common stock and you may suffer a loss of all or a substantial portion of your investment in our common stock.

Our common stock may be covered by SEC “penny stock” rules which may make it more difficult for you to sell or dispose of our common stock, which could cause you to lose all or a portion of your investment in our Company.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). If the price of our common stock falls below $5.00, our common stock will be covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our stock to sell their shares in the secondary market. It may also diminish the number of broker-dealers that may be willing to make a market in our common stock, and it may affect the level of news coverage we receive.

The interests of our controlling shareholders could conflict with those of our other shareholders resulting in the approval of corporate actions that are not in your interests.

Dr. Alan Xenakis, Frank Rizzo and Claude Borsi, our executive officers and principal shareholders, collectively own or control approximately 54% of our common stock. The shareholders are able to control the outcome of shareholder votes, including votes concerning: amendments to our articles and by-laws; the approval of significant corporate transactions like a merger or sale of our assets; and control the election of the board of directors. This controlling influence could have the effect of delaying or preventing a change in control, even if our other shareholders believe it is in their best interest.

Because there is a disparity in the price paid by our majority shareholders and the offering price you will experience immediate dilution of your investment.

The offering price of the common shares was arbitrarily determined without any consideration of the actual value of our Company or what the market might pay for our stock. Immediately after the offering, the net tangible book value per common share will be $0.0302 or 0.598% of your investment if we raise gross proceeds of $252,500 and $0.0242 or 0.479% if we raise 126,250. This disparity will dilute your investment in our Company. Additionally, shareholders of this offering will contribute 100% of the total amount to fund the Company, but will only own 0.255% of the outstanding shares, assuming gross proceeds of $252,500 are raised.

We may issue additional shares of preferred stock that could defer a change of control or dilute the interests of our common shareholders and our charter documents could defer a takeover effort, which could inhibit your ability to receive an acquisition premium for your shares or your ability to sell your shares of common stock.

Our articles of incorporation permit our board of directors to issue up to 5,000,000 shares of preferred stock without shareholder approval. Currently no shares of the preferred stock are issued and outstanding. Shares of preferred stock, if issued, could contain dividend, liquidation, conversion, voting or other rights which could adversely affect the rights of our common shareholders and which could also be utilized, under some circumstances, as a method of discouraging, delaying or preventing our change in control. Provisions of our articles of incorporation, bylaws and Florida law could make it more difficult for a third party to acquire us, even if many of our shareholders believe it is in their best interest. These provisions may decrease your ability to sell your shares of our common stock.

Our offering price has been arbitrarily determined and investors in this offering may purchase shares at an offering price that is higher than the actual value of the Company’s stock.

The offering price of $5.05 per share has been determined by the Company based on certain relationships to its current and projected financial status. Such assumptions of value, however, may be incorrect. Therefore the offering price can be considered to have been arbitrarily determined and may bear no relationship to the Company’s present assets, earnings, book value, or any other objective standard of value.

The use of proceeds in this offering is not specific and management has broad discretion to allocate such proceeds.

This offering seeks to raise limited funds, which are allocated only generally to the Company’s working capital needs as shown under Use of Proceeds. Investors, therefore, will entrust their funds to the management of the Company on whose judgment the investors must depend with only limited information about the specific purposes to which management intends to apply such funds. Our management will have broad discretion to allocate the proceeds from this offering among various corporate purposes.

All the proceeds raised under this offering may be utilized solely for offering expenses and it is possible that none of the investor funds will be utilized to enhance our business or objectives.

There is no minimum offering amount and the maximum amount we are raising is limited to $252,500. As disclosed under Use of Proceeds, in the event that we raise the maximum offering amount, only a limited amount of funds will be used for working capital purposes. If we raise less than the maximum offering, the majority or all of the proceeds from this offering will be solely used to cover our expenses from offering. It is likely that none of the funds invested under this offering will be utilized to enhance our business or objectives.

Future sales of our common stock in the public market, including sales by our selling shareholders included in this prospectus, may depress our stock price.

In the event that a market for our common stock develops, the market price of our common stock could drop due to the sales of shares or the perception that such sales could occur, including resales or perceived resales being offered subsequently by the selling shareholders included in this registration statement. If such stockholders purchased or receive shares at values less than the offering price, these shareholders may be more likely to sell their shares at a lower market price. In addition to negatively effecting the development of a market for our common stock and decreasing the price of our common stock if such a market develops, these factors could also make it more difficult for our Company to raise financing through future offerings of common stock.

We depend on the services of Dr. Alan Xenakis and Frank Rizzo, and a loss of any of these individuals may harm our business.

Our performance is substantially dependent upon the performance of Dr. Alan Xenakis and Frank Rizzo and to a less extent, certain other employees. The familiarity of these key employees to their respective industries makes these employees especially critical to our success. We currently do not have employment agreements with

Dr. Xenakis or Mr. Rizzo. The loss of the services of any of our executive officers or key employees may harm our business and the cost to replace such individuals may put a strain on our limited resources.

The nutrition supplement industry and personal intimacy product market are intensely competitive and the strengthening of any of our competitors could harm our business.

The nutrition supplement industry is intensely competitive. Many competitors have greater name recognition and financial resources, which may give them a competitive advantage. Our competitors may also be able to devote greater resources to marketing, promotional, and pricing campaigns that may influence our continuing and potential independent associates and members to buy products from competitors rather than from us. Such competition could adversely affect our business and current market share.

XenaCare may be subject to additional laws or regulations by the Food and Drug Administration or other federal, state or foreign regulatory authorities, subject to the repeal of laws or regulations which we consider favorable, such as the Dietary Supplement Health and Education Act of 1994 (“DSHEA”), or subject to more stringent interpretations of current laws or regulations, from time to time in the future which may adversely impact our business and operations.

We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. We also cannot predict what effect these regulations, and the related publicity from promulgation of such regulations, could have on consumer perceptions related to the nutrition supplement market in which we will operate. The Company depends on positive publicity as it relates to the efficacy and overall health benefits derived from such products. This could have a materially adverse affect on our business, financial condition, results of operations and cash flows. The Food and Drug Administration has also announced that it is considering promulgating new Good Manufacturing Practices regulations, specific to nutrition supplements. Such regulations, if promulgated, may be significantly more rigorous than currently applicable regulations and contain quality assurance requirements similar to Good Manufacturing Practices regulations for drug products. Therefore, we may be required to expend additional capital resources on upgrading manufacturing processes and/or equipment in the future in order to comply with the law. The Food and Drug Administration or other governmental regulatory bodies could require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, imposition of additional record keeping requirements, expanded documentation of the properties of certain products and expanded or different labeling and scientific substantiation. Any or all of such requirements could have a materially adverse affect on our business, financial condition, results of operations and cash flows. The Company’s failure to comply with applicable Food and Drug Administration regulatory requirements could result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines, and possible criminal prosecutions. Because of the broad language of certain sections of DSHEA and the regulations that implement it, it is difficult for any company manufacturing or making nutrition supplements to remain in strict compliance. If we do not comply we may be subject to penalties.

We rely on limited intellectual property protection as an important element of competition.

We currently have no trademark registration for any of our products. We rely on common law trademark rights to protect our unregistered trademarks as well as our trade dress rights. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. We intend to register our trademarks in certain jurisdictions where our products are sold.

Currently, we have no patents on our NSPs. However as we move forward with our branding strategy we plan to file for name trademarks on all our products. We will continue to use the current business strategy of adding proprietary blends to each NSP formula. More than the name trademark the proprietary blend formula makes formula replication challenging for any possible competitor. We believe adding proprietary blends make replication quite difficult and expensive. However, to the extent we do not have patents on our products, another company may replicate one or more of our products. Although we seek to ensure that we do not infringe the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us.

If our insurance coverage is not sufficient to cover all risk exposure, we may be subject to losses.

XenaCare continues its efforts to maintain applicable insurance coverage for its officers, general liability insurance, and product liability insurance at levels deemed adequate by the Company’s Board of Directors. XenaCare cannot guarantee that these same levels of insurance, at premiums acceptable to the Company, will be available in the future. As related to product liability insurance, a reduction in coverage or exclusion for one or more key raw materials, may adversely affect our ability to continue our business as currently conducted. In addition, a loss of one or more of any of these insurance policies, or a claim-related loss in excess of insured limits might adversely affect our ability to continue our business as it is currently structured.  Although we currently maintain $1,000,000 liability and medical expenses and $2,000,000 general aggregate ($5,000 deductible per occurrence) in the event that we become liable, there can be no assurance that our current insurance policy will be adequate to cover any such liabilities.

Like other retailers, distributors and manufacturers of nutrition supplements, we face an inherent risk of exposure to product liability claims in the event that the use of the products that we sell results in injury.

While management believes we are fully compliant with DSHEA, we may be subjected to various product liability claims, including claims that the NSPs we sell contain contaminants, are improperly labeled or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. In addition, we may be forced to defend lawsuits. While to date we have never been subject to any product liability claim, we cannot predict whether product liability claims will be brought against us in the future or the effect of any resulting adverse publicity on our business. Moreover, we may not have adequate resources in the event of a successful claim against us. Although we select our third-party vendors, in part, on the fact that they themselves carry insurance against liability claims, we do not have formal indemnification arrangements with the third-party vendors from which we source our NSPs. If our insurance protection is inadequate and our third-party vendors do not indemnify us, the successful assertion of product liability claims against us could result in potentially significant monetary damages. In addition, interactions of our NSPs with other similar products, prescription medicines and over-the-counter drugs have not been fully explored.

While XenaCare makes no labeling claims with its NSPs, because we will be dealing with large numbers of end users and will have a significant level of legal exposure due to this volume of customer relationships. The most serious area of exposure will be in relation to product advertising claims and the product quality. People may purchase NSPs from us expecting certain physical results, unique to nutrition products. If they do not perceive expected results to occur, certain individuals or groups of individuals may seek monetary retribution. We have no assurance that our insurance company will comply with coverage in all instances or that such coverage will be adequate to cover all potential losses.

Our business may be adversely affected by unfavorable publicity within the nutrition supplement market or personal intimacy market.

We believe that the nutrition supplement and personal intimacy markets are significantly affected by national media attention. As with any retail provider, future scientific research or publicity may not be favorable to the nutrition supplement industry or to any particular product, and may not be consistent with earlier favorable research or publicity. Because of our dependence on consumers’ perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our NSPs, personal performance or any similar products distributed by other companies and future reports of research that are perceived as less favorable or that question earlier research, could have a material adverse effect on our business, financial condition and results of operations. We are highly dependent upon consumers’ perceptions of the safety and quality of our products as well as similar products distributed by other companies. Thus, the mere publication of reports asserting that nutrition supplements or personal performance products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

We are reliant on a limited number of products to generate revenues.

We currently offer a limited number of products. If we are unable to increase the number of products we offer, the risks associated with our business will increase since a decline in market demand for one or more products, for any reason, could have a significant adverse impact on the results of our operations.

Our success is dependent upon the successful introduction of our new products and success in expanding the demand for existing brands.

We believe the growth of our net sales is substantially dependent upon our ability to introduce our products to the public. At present, we have limited resources to spend on advertising and marketing therefore we will rely, to a large extent, on our agreements with strategic partners to assist in our development of distribution channels. Our ability to meet future obligations is dependent in large measure on the success of our product sales. We expect to introduce additional products. The success of new products is dependent upon a number of factors, including our ability to formulate products that will appeal to consumers and respond to market trends in a timely manner. There can be no assurance that our efforts to formulate new products will be successful or that consumers will accept our new products. In addition, products experiencing strong popularity and rapid growth may not maintain their sales volumes over time.

If our outside suppliers and manufacturers fail to supply products in sufficient quantities and in a timely fashion, our business could suffer.

Outside manufacturers and suppliers make and supply all of our products. We do not have long-term agreements with our manufacturers or suppliers. Our profit margins and timely product delivery are dependent upon the ability of our outside suppliers and manufacturers to supply us with products in a timely and cost-efficient manner. Our ability to enter new markets and sustain satisfactory levels of sales in each market depends upon the ability of our outside suppliers and manufacturers to produce the ingredients and products and to comply with all applicable regulations. As a precaution, we have approved alternate suppliers and manufacturers for our products. We believe we have dependable suppliers for all of our ingredients. If our suppliers are unable to perform, any delay in replacing or substituting such ingredients could affect our business. However, the failure of our primary suppliers or manufacturers to supply ingredients or produce our products could adversely affect our business operations.

We do not have long-term contracts with suppliers, manufacturers and distributors are limited and we are dependent on the services of these third parties.

We purchase all of our products from third-party suppliers and manufacturers pursuant to purchase orders, but without any long-term agreements. In the event that a current supplier or manufacturer is unable to meet our manufacturing and delivery requirements at some time in the future, we may suffer short-term interruptions of delivery of certain products while we establish an alternative source. While we believe alternative sources are in most cases readily available and we have also established working relationships with several third-party suppliers and manufacturers, none of these agreements are long term. We also rely on third-party carriers for product shipments, including shipments to and from our distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with our carrier’s ability to provide delivery services to meet our fulfillment and shipping needs. Failure to deliver products to our customers in a timely and accurate manner would harm our reputation and our business and results of operations.

Many of our competitors have substantially greater financial, technical and human resources than we do.

We do not engage in research and development. Our competitors may succeed in formulating products that are more effective than those currently marketed or proposed for formulation by us. Progress by other researchers in areas similar to those being explored by us may result in further competitive challenges. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products. They may also establish exclusive collaborative or licensing relationships with our competitors.

In addition, large pharmaceutical companies have begun to compete with others and with us in the supplement industry. Packaged food and beverage companies compete with us on a limited basis in the supplement market. Increased competition from such companies could have a material adverse effect on us because such companies have greater financial and other resources available to them and possess manufacturing, distribution and marketing capabilities far greater than ours.

We also face competition in both the health food store and mass market distribution channels from private label nutrition supplements and multivitamins offered by health and natural food store chains, drugstore chains, mass merchandisers and supermarket chains.

CAPITALIZATION

The following tables set forth our capitalization as of December 31, 2006. The tables should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

December 31, 2006
(audited)
Current maturities of long-term debt	$-0-
Long-term debt	$-0-
Shareholders’ equity
Common stock; $0.001 par value; 45,000,000 Shares authorized; 22,180,409 shares issued and outstanding	$22,180
Additional paid-in capital	$3,023,658
Stock Subscription Receivable	$(30,000)
Accumulated deficit	$(2,545,065)
Total shareholders’ equity	$470,773
Total capitalization	$511,978

DILUTION

The difference between the public offering price per share and the pro forma net tangible book value per share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value of our Company (total tangible assets less total liabilities) by the number of outstanding shares. Net tangible book value after the offering includes the proceeds from this offering (up to $252,500) minus the expenses associated with this offering ($50,000).

At December 31, 2006, the net tangible book value of our Company was $470,773 or $0.0212 per share. After giving effect to the sale of 50,000 shares we are offering and the application of our estimated net proceeds of $202,500 the pro forma net tangible book value of our Company at December 31, 2006 would have been $673,273 or $0.0302 per share, representing an immediate increase in net tangible book value of $202,500 or $0.009 per share to existing shareholders and an immediate dilution of $5.02 per share to investors in this offering.

After giving effect to the sale of 25,000 shares we are offering and the application of our estimated offering expenses of $50,000, the pro forma net tangible book value of our Company at December 31, 2006 would have been $547,023 or $0.0242 per share to existing shareholders and an immediate dilution of $5.03 per share to investors in this offering.

The following table illustrates the above information with respect to dilution to new investors on a per-share basis after the offering assumes the maximum offering and $126,250 offering. Net tangible book value after the offering includes the maximum proceeds or $126,250 proceeds, less the expenses associated with this offering of $50,000.

	$252,500	$126,250
Public offering price per Share	$5.05	$5.05
Net tangible book value per Share, before this offering	$0.0212	$0.0212
Increase per Share attributable to investments by new investors	$0.009	$0.003
Net tangible book value per Share, after this offering*	$0.0302	$0.0242
Dilution to new investors per Share	$5.02	$5.03

The following table provides, as of the date of this prospectus, with respect to existing shareholders and new investors, a comparison of the number of shares acquired, their percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share:

	Amount*	Percentage of Shares	Consideration Paid	Percentage of Consideration	Average Price per Share

Existing Shareholders	22,180,409	99.8%	$4,759,346	95.0%	$0.215
New Investors*	50,000	0.2%	$252,500	5.0%	$5.05
Total	22,230,409	100%	$5,011,846	100.0%	$$0.226

———————

*  Assumes maximum offering.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

The initial offering will occur at $5.05 per share. The initial offering price was arbitrarily determined and is not related to any ratios to earnings, net worth or other investment criteria. This price is not indicative of our assets, book value, financial results, nor other recognized value criteria.

As of March 19, 2007, there were 92 holders of record of our common stock. At the present time there is no market for our common stock. Our shares are not DTC eligible.

A special note about penny stock rules

Our common stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our stock to sell their shares in the secondary market. It may also cause less broker- dealers to be willing to make a market in our common stock, and it may affect the level of news coverage we receive.

Dividend Policy

We have never paid cash dividends on our common stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not anticipate that any cash dividends on our common stock will be paid in the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

USE OF PROCEEDS

If we sell all the shares we are offering, we would expect to receive approximately $202,500 of net proceeds. We expect our expenses of this offering to be approximately $50,000. There is no minimum offering. If we only sell 25,000 shares of common stock we are offering, we would expect to receive approximately $76,250 of net proceeds. Net proceeds deduct our anticipated expenses of this offering, which include filing, printing, legal, accounting and transfer agent fees. We will not pay any commissions or placement agent fees. We intend to use the net proceeds from the sale of the shares primarily to purchase inventory (NSPs and personal gel). If we sell the maximum number of shares, we intend to use approximately 61% of the net proceeds to acquire inventory. Any remaining net proceeds will be applied to working capital reserves, which will cover expenses related to operations, including but not limited to advertising, marketing and the administrative salaries. This allocation is only an estimate and we may adjust it as necessary to address our operational needs in the future. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest bearing, investment grade securities.

The following table sets forth the estimated use of proceeds from this offering assuming a $126,250 offering and the maximum offering:

Use	Assuming Offering of $126,250%		Assuming Maximum Offering	%
Offering Expense	50,000	40%	50,000	20%
Purchase of Inventory	76,250	60%	100,000	39%
Working Capital	0	0%	102,500	41%
Gross Offering Proceeds	$126,500	100%	$252,500	100%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
AND RESULTS OF OPERATIONS

Evaluation of Company Performance and Financial Condition

Management’s discussion and analysis contains various forward-looking statements. These statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” or “continue” or use of negative or other variations or comparable terminology.

We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contained in the forward-looking statements, that these forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements.

The following summary information should be read in conjunction with the financial information included within this prospectus.

	2006	% Revenue	2005	% Revenue

Product Sales	$350,174	100%	$628,522	86%
Other	0	0%	100,000	14%

Total	$350,174	100%	$728,522	100%

	For the Year Ended
	December 31, 2006	December 31, 2005	% of Change
Gross Profit	$230,794	$476,124	(52)%
Net Loss	$(2,218,989)	$(309,355)	(617)%

Results of Operations

Year ended December 31, 2006 as compared to the year ended December 31, 2005

Total revenues decreased $278,348 or 44.3%, from $628,522 in 2005 to $350,174 in 2006. Substantially all of our revenues to date have been generated from our predecessor, Xenacare LLC, which distributed our proprietary XenaCare Clinical NSPs - XenaCor, XenaTri and Xena Zyme Plus through doctors’ offices. Following our exchange of XenaCare LLC equity interests in 2005, a determination was made to reduce our resources committed to the sale of NSPs through doctors’ offices because of the high costs of providing nursing services on site. However, we have continued these services by locating a nurse at our executive offices. The reduction of resources committed to these types of sales had a direct impact on our revenues over the last 18 months.

Our total cost of revenues was $119,380 for 2006 compared to $252,398 for 2005. These costs represent a percentage of product sales of 34.1% for the year 2006 and 40.2% as a percentage of product sales for the year 2005. The decrease of $133,018 or 52.7%, in costs of revenue is attributable to a decline in product sales.

Selling and marketing costs of $1,701,401 for the year ended 2006 represent 485.9% as a percentage of revenues for the year 2006 and selling and marketing costs of $177,850 for the year ended 2005 represent 28.3% as a percentage of revenues for the year 2005. The $1,523,551, or 856.6%, year over year increase for selling and marketing expenses is primarily due to an increase of $1,340,313 in consulting fees, from $177,850 in 2005 to $1,518,163 in 2006, associated with management consulting efforts to expand their focus specifically to target the successful introduction of new products and marketing channels. Significant consulting fees in 2006 were paid for marketing and branding consulting of $1,278,391 and book writing, Internet and infomercial consulting of $239,772. Additional non-consulting marketing and selling expenses of $183,238 in 2006 were related specifically to the development of the branding for the Personal Performance Products. No non-consulting marketing and selling expenses were incurred in 2005.

General and administrative costs of $752,730 for the year ended 2006 represent 215% as a percentage of revenues for the year 2006 and general and administrative costs of $561,440 for the year ended 2005 represent

89.3% as a percentage of revenues for the year 2005. The $191,290, or 34.1%, increase in general and administrative expenses is related to increases in professional fees of $85,417, insurance of $60,163, postage of $43,006, travel and entertainment of $35,010 and other expenses of $26,787 offset by a decrease in salaries of $59,093. The increases in these expenses are directly related to the Company’s efforts to expand their focus specifically to target new products. The decrease in salaries indirectly related to discontinued use of nurse practitioners in doctors’ offices during the middle of 2005.

At December 31, 2005, management determined that their use of certain software assets had significantly changed and were no longer being utilized. Due to the customized nature of the software it was determined that the carrying amount was not recoverable and that the assets had no fair market value. The assets were determined to be impaired and the net carrying value of $46,189 was charged to earnings.

Other income decreased from $100,000 in 2005 to $4,348 in 2006. Other income of $100,000 in 2005 was received in settlement of a contract with a non-related party due to the discontinued use of nurse practitioners in doctors’ offices.

Liquidity and Capital Resources

We have incurred an accumulated deficit at December 31, 2006 of approximately $4,258,573 compared to $1,781,284 at December 31, 2005. We had $298,377 of positive working capital at December 31, 2006 compared to positive working capital of $34,614 at December 31, 2005. The increase in working capital is due primarily to a private financing of approximately $2.2 million. We have not yet established an ongoing source of revenues sufficient to cover our operating costs. Our ability to continue as a going concern is dependent upon our ability to generate sales from our new products and our obtaining adequate capital to fund losses until we become profitable.

During 2006 we increased our inventory by approximately $250,000. The inventory, which included the “Touch ‘n Tingle” and body replenishment products, was increased in anticipation of purchase orders in 2007.

Our operating and capital requirements in connection with operations have been and will continue to be significant. Based on our current plans, we anticipate that revenues earned from product sales will be the primary source of funds for operating activities. In addition to existing cash and cash equivalents, we may rely on bank borrowing, if available, or sales of securities to meet the basic capital and liquidity needs for the next 12 months. Additional capital may be sought to fund the expansion of our product line and marketing efforts, which may also include bank borrowing, or a private placement of securities. However, we have no agreements for funding at this time and there can be no assurance that funding will be available if we require it.

Through December 31, 2006, we sold 1,115,830 shares of our common stock at $2.00 per share under a private placement. We sold the shares to an aggregate of 15 accredited investors pursuant to this private placement. The sale was arranged directly between the Company and the investor and no sales commission was paid in connection with the private placement.

We anticipate that our cash requirements for the next 12 months should decrease as compared to the prior 12 months because various 2006 expenses related to infrastructure, formulations, Internet and book writing will not be recurring in 2007. We do plan however to continue utilizing our current resources to further develop our business, establish our sales and marketing network, operations, customer support and administrative organizations. We believe, based upon indications from our sales agents and others that sufficient revenues will be generated from product sales by the third quarter to cover our expenses. These revenues from product sales together with proceeds from this offering should be sufficient to meet presently anticipated working capital and capital expenditure requirements over the next 12 months. To the extent that we do not generate sufficient revenues we will reduce our expenses and/or seek additional financing. As of December 31, 2006 there were no commitments for long-term capital expenditures.

BUSINESS

Overview

XenaCare Holdings, Inc. designs, formulates, markets and sells nutrition supplement products (“NSPs”) and personal lubrication gels.

Our company was organized under the laws of Florida in June 2005 to formulate, market and sell personal performance and life style performance NSPs. Through our predecessor XenaCare LLC, we have historically been engaged in providing doctors’ offices with the education, sale and distribution of our XenaCare Clinical NSPs – XenaCor, XenaZyme Plus and XenaTri. Commencing in mid 2005, following our incorporation we began to formulate personal performance and lifestyle performance NSPs including Touch ‘n Tingle, an intimate personal lubrication cream as well as a line of NSPs for the replenishment of nutrients lost due to pharmaceutical medications. We also expanded our focus to market and distribute our products through mass media buys, including infomercials, web sales and direct marketing to healthcare providers and pharmacies.

Substantially all revenues to date have been generated from sales of XenaCor, XenaZymePlus and XenaTri in doctors’ offices. Since our inception we have never been profitable.

We purchase all of our products and supplies from third-party sources. We have no long-term contracts, as purchases are made on an order-by-order basis. In the event that a current manufacturer is unable to meet our manufacturing and delivery requirements at some time in the future, we may suffer short-term interruptions of delivery of certain products while we establish an alternative source.

The Company’s executive offices are located at 3275 West Hillsboro Boulevard, Suite 300, Deerfield Beach Florida 33442-9410. Our telephone number is (954-363-4507). Our web address is: www.XenaCare.com.

History of the Company

While the Company was organized in 2005, its predecessor, XenaCare LLC was organized in 2001 following the formulate of its concept and alpha testing by its founder, Dr. Alan Xenakis for the limited purpose of the education, sale and distribution of NSPs at doctors’ offices. In June 2005 the Company was incorporated by Messrs. Bobby Story, Gary Spaniak, Dr. Xenakis and Frank Rizzo to formulate personal performance and life style performance products. Thereafter, the Company entered into an exchange agreement with certain members of XenaCare LLC and such members exchanged their interest in XenaCare LLC for an aggregate of 800,000 shares of XenaCare Holdings, Inc. common stock, which represented a value of $1,600,000. All remaining shares of XenaCare LLC that were not exchanged for shares of XenaCare Holdings, Inc. were retired. For accounting purposes, the consummation of these actions resulted in an exchange of equity interest between entities under common control with XenaCare LLC as the accounting survivor and surviving business entity and the Company as the surviving legal entity.

Our operations have traditionally focused on providing a small but targeted platform of poly-formulas to the patient that address key multi-factors in disease processes such as atherosclerosis and diabetes (as opposed to the single target restrictions placed on prescription drugs that must focus on one disease factor at a time such as an HMG reductase inhibitor (Statin) that does not address the multi factors of atherosclerosis). Our historical line of NSPs are:  XenaCor, XenaZymePlus and XenaTri.

Commencing in mid 2005 we expanded our focus and began to formulate NSPs for personal performance and lifestyle performance products. We also developed new distribution channels for our historical NSPs, including web site and infomercials. We have also formulated a line of body replenishment NSPs, which are designed to eliminate prescription induced nutrient depletion. To replace these nutrients, we have formulated NSPs, which we believe will combat the depletion effects of commonly prescribed drugs.

Operations

Clinical

XenaCare’s Clinical products seek to shift a portion of current consumer “out-of-pocket” spending on non-effective and/or incomplete self-care performance and healing products obtained through a myriad of retail and Internet distribution systems back into the doctors’ offices. The doctors’ offices are where patients’ needs for our XenaCare Clinical NSPs are identified and access to the NSPs is provided through a nurse employed or engaged by our Company. XenaCare Clinical provides patients with access to proprietary nutritional supplements that come with the medical supervision of a doctor and information from our nurse. Therapeutic levels in the proper dosage and formulation are recommended by the doctor and nurse educator after a review of patient medical history. XenaCor, XenaTri and XenaZymePlus are specifically formulated to support and help maintain the doctor directed patient healthcare for many risk factors, including those related to homocysteine levels, lipid control, blood flow and blood pressure. These NSPs are formulated under the guidelines of the Food and Drug Administration (“FDA”) and its regulation of the Dietary Supplement and Health Education Act. However, while the FDA regulates the dietary supplement industry, no approvals by the FDA are required for our products. As discussed below under “Government Regulation”, the FDA oversees product safety, manufacturing, and product information, such as claims on the product’s label, package inserts, and accompanying literature.

Currently we operate on a limited basis with 22 doctors’ offices located in New York and Florida. Historically, we staffed a nurse at each doctor’s office. Doctors receive a commission for products sold at their offices. We do not have written agreements with any doctor’s office or doctor. Substantially all of our revenues to date have been generated from product sales in doctors’ offices. Due to the high cost of staffing nurses at doctors’ offices, we removed our nurses from doctors’ offices and relocated a nurse to our executive offices. By operating out of our executive offices, the nurse continues to support the 22 doctors’ offices via telephone. Due to this change, revenues significantly decreased over the last 18 months. While XenaCor, XenaTri and XenaZymePlus were historically solely distributed through doctors’ offices, as we now operate with nurses staffed at our executive offices, our plan is to sell and distribute these products through chiropractors’ offices, pharmacies and other distribution outlets, as well as doctors’ offices. We may also use infomercials and a book authored by Dr. Xenakis to promote these NSPs.

We believe our XenaCare Clinical NSPs below support and maintain the following:

•

XenaCor:  the lowering of serum cholesterol, C-reactive protein and homocysteine levels. This product was designed to support cardiovascular health.

•

XenaTri:  the lowering of triglycerides and raising of HDL. This product was designed to support cardiovascular health.

•

XenaZyme Plus:  increases the body’s oxygen carrying capacities. This product was designed to support digestion.

We believe these NSPs significantly differentiate themselves from our competition including self-help vitamin, herbal and purported performance enhancing product manufacturers and distributors. These NSPs are formulated to support the delivery of measurable subjective (improved medical history) and/or objective (laboratory results) effects regardless of what other medications or supplements the patient is taking. We believe that these NSPs support significant positive health actions and outcomes without deleterious adverse side effects. The Company does not diagnose nor treat diseases. Our products are only formulated to support and maintain an individual’s health and well being.

Replenishment Systems

Our Body Replenishment products (“B.R.S.”) provide patient access to NSPs that resolve prescription induced nutrient depletion problems widely recognized by both consumer and clinician. As stated in The Drug-induced Nutrient Depletion Handbook, second edition (2003) by Ross Pelton et al., “16 of the top 20 drugs are associated with drug/nutrient interaction.” Since B.R.S. focuses on replacing drug depleted nutrients and does not position itself as a primary line, it will not compete with our XenaCare Clinical products. Our XenaCare Clinical products specifically support disease treatment. We believe that the B.R.S. will meet a high revenue opportunity without affecting current revenue generating XenaCare Clinical products. The B.R.S. line will be marketed and sold through the same outlets as the XenaCare Clinical products. This strategy has no effect on the current and future operations of our XenaCare Clinical products.

Presently twelve new formulations have been designed and manufactured for patients treated with prescription drugs for high blood pressure, heart disease, diabetes, ulcers, depression, infection, arthritis, aids and weight loss. B.R.S. intends to utilize healthcare professionals to execute enrollment and education of patients via toll free telephone and virtual computer linkups, using the same marketing and sales practices as our current XenaCare Clinical operations. We believe B.R.S. is a natural extension of the way doctors’ conduct their practice. We believe doctors will accept these products because they are aware that supplementation for prescription induced nutrition depletion is necessary and important for patient health outcomes. As part of our marketing program, Dr. Xenakis, our chairman and founder, wrote a book titled, “When Good Medicines do Bad Things to Healthy Bodies” in 2006. In addition, an infomercial featuring Dr. Xenakis is being produced to educate the consumer on the depletion of nutrients by use of prescription drugs.

We commenced the marketing of these products in late 2006 in independent pharmacies in Florida and New York as well as in doctors’ offices. We also intend to distribute these body replenishment NSPs through traditional healthcare facilities, as well as direct market consumer sales via Internet marketing, and radio/television advertising. There is no FDA regulation or approval with respect to the replenishment formulations.

Personal Performance Products

Following our incorporation and reorganization in June 2005, it was determined that we would develop additional products for markets not previously targeted by us. The first such market was the Personal Performance market. As reported by “The Drug Topics” (July 11, 2005 issue), personal lubricants accounted for more than $500 million in drugstore sales during 2004. We have developed Touch ‘n’ Tingle Men and Touch ‘n’ Tingle Woman, which are water based personal gels. The water-based gels are safe to use with latex condoms. For both men and women the proprietary blend of TNT gels were developed to support the maximum flow and absorption allowed by the FDA for pleasurable intimacy use without unwanted side effects. The gels are packaged and distributed in single use pouches.

As of the date of this registration statement we have completed the formulation for the TNT gels and have entered into a manufacturing agreement with Gilman Nutritional. Presently we have inventory to support $1.2 million of retail sales. We initially intend to direct market the TNT gels through our infomercials and website. Commencing in the first quarter of 2007 our infomercials will be aired in more than 14 U.S. markets and our website should be operational. We have also engaged Vandee Services for distribution and fulfillment.

We intend to formulate additional personal performance products and to broaden our distribution to retail stores.

Lifestyle Performance Products

We are developing formulations for the Lifestyle Performance market, which consists of a sports line for athletes and increased performance for the over 50 generation. As of the date of this registration statement we have not completed any of the formulations.

Formulation of NSPs

The Company’s NSPs are currently formulated by Dr. Xenakis and Bill Downs and are proprietary to the Company. The Company has no trademark or patent protection for any of its products or services. We have historically expensed in selling, general and administrative our formulation costs and do not have any separately itemized research and development expenses.

Manufacturing and Supplies

The Company uses contracted third parties to manufacture its products and to provide raw materials. The third party manufacturers are responsible for receipt and storage of raw material, production and packaging, and labeling of finished goods. At present, the Company is dependent upon manufacturers for the production of all of its products. To the extent the manufacturers should discontinue their relationship with the Company, the Company’s sales could be adversely impacted. The Company believes at the present time it will be able to obtain the quantity of products and supplies it will need to meet orders.

We purchase all of our products from third-party suppliers and manufacturers pursuant to purchase orders without any long-term agreements. In the event that a current manufacturer is unable to meet our manufacturing and delivery requirements at some time in the future, we may suffer short-term interruptions of delivery of certain products while we establish an alternative source. While we believe alternative sources are in most cases readily available and we have also established working relationships with several third-party suppliers and manufacturers, none of these agreements are long term. We also rely on third-party carriers for product shipments, including shipments to and from our distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with our carrier’s ability to provide delivery services to meet our fulfillment and shipping needs. Failure to deliver products to our customers in a timely and accurate manner would harm our reputation, our business and results of operations.

Material Agreements

On March 1, 2006, we entered into a marketing agreement with Sierra Mountain Minerals Inc. under which we agreed to provide Sierra Mountain Minerals with marketing services and other promotions by our chief executive officer, Dr. Alan Xenakis. In consideration for providing such services, Sierra Mountain Minerals has agreed to pay us a fee equal to approximately 5% of its net bulk sales of its SierraSil product through the United States. SierraSil is a joint supplement and anti-inflammatory mineral compound. For the nine-month period ended September 30, 2006, we received approximately $4,600 pursuant to this agreement. The marketing agreement with Sierra Mountain Minerals is for a term of three years with automatic annual renewals. Either party may terminate the agreement upon 90-day advance written notice following the end of the initial term. Either party may terminate the agreement upon 30-day written notice upon an unremedied material breach of the agreement.

On February 24, 2006, we entered into a license agreement with Scientific Sports and Nutrition Plan, a wholly owned subsidiary of Manhattan Drug Company, under which we licensed our Xena Zyme formula to Scientific Sports Nutrition. Pursuant to the license, Scientific Sports Nutrition received their license to use the XenaZymePlus formula for its privately labeled mass oxygen volumizer product on a worldwide basis. In consideration for the license, we receive a fee of $0.65 per bottle sold by Scientific Sports Nutrition. For the nine-period ended December 31, 2006, we have received a royalty fee of approximately $1,950. The agreement may be terminated by mutual written consent or by Scientific Sports Nutrition in its sole discretion, without cause, at any time.

Competition

The nutritional supplement and personal intimacy industries are highly competitive. Many of the Company’s competitors are large, well-known companies that have considerably greater financial, sales, marketing and technical resources than the Company. Additionally, these competitors have formulary capabilities that may allow them to formulate new or improved products that may compete with product lines the Company markets and distributes. In addition, competitors may elect to devote substantial resources to marketing their products to similar outlets and may choose to develop educational and information programs like those formulated by the Company to support their marketing efforts. The Company’s business, financial condition and results of operations could be materially and adversely affected by any one or more of such developments.

Our nutritional products, in general, compete against similar products distributed by national chain stores, such as GNC and Vitamin Shoppe. Our personal performance products compete against a number of well-known brands such as KY Jelly. We are unaware of any competitors for our replenishment products, as these products are in their infancy. As the Company’s sales grow, competitors may attempt to introduce products that compete directly against our products. Our failure to adequately respond to the competitive challenges faced by the products it offers could have a material adverse effect on its business, financial condition and results of operations.

Proprietary Rights

The Company regards the protection of copyrights, trademarks and other proprietary rights that it may own or license as material to its future success and competitive position. The Company intends to rely on a combination of laws and contractual restrictions such as confidentiality agreements to establish and protect its proprietary rights. Laws and contractual restrictions, however, may not be sufficient to prevent misappropriation of proprietary rights or deter others from independently formulating products that are substantially equivalent or superior. The Company has no patent or trademark protection.

Governmental Regulation

The FDA regulates the formulation, manufacturing, packaging, storage, labeling, promotion, distribution and sale of foods, dietary supplements, over-the-counter drugs, and pharmaceuticals. In January 2000, the FDA issued a final rule called “Statements Made for Dietary Supplements Concerning the Effect of the Product on the Structure or Function of the Body”; in the regulation and its preamble, the FDA distinguished between permitted claims under the Federal Food, Drug and Cosmetic Act relating to the effect of dietary supplements on the structure or functions of the body, and impermissible direct or implied claims of the effect of dietary supplements on any disease.

The Dietary Supplement Health and Education Act of 1994, referred to as DSHEA, revised the provisions of the Federal Food, Drug and Cosmetic Act concerning the composition and labeling of dietary supplements, and statutorily created a new class entitled “dietary supplements.”  Dietary supplements include vitamins, minerals, herbs, amino acids, and other dietary substances used to supplement diets. A majority of our products are considered dietary supplements as outlined in the Federal Food, Drug and Cosmetic Act. This act requires us to maintain evidence that a dietary supplement is reasonably safe. A manufacturer of dietary supplements may make statements concerning the effect of a supplement or a dietary ingredient on the structure or any function of the body, in accordance with the regulations described above. As a result, we make such statements with respect to our products. In some cases, such statements must be accompanied by a statutory statement that the claim has not been evaluated by FDA, and the product is not intended to treat, cure, mitigate or prevent any disease, and FDA must be notified of the claim within 30 days of first use.

The FDA oversees product safety, manufacturing, and product information, such as claims on the product’s label, package inserts, and accompanying literature. The FDA has promulgated regulations governing the labeling and marketing of dietary and nutritional supplement products. The regulations include:

•

the identification of dietary or nutritional supplements and their nutrition and ingredient labeling;

•

requirements related to the wording used for claims about nutrients, health claims, and statements of nutritional support;

•

labeling requirements for dietary or nutritional supplements for which “high potency,” “antioxidant,” and “trans-fatty acids” claims are made;

•

notification procedures for statements on dietary and nutritional supplements; and

•

pre-market notification procedures for new dietary ingredients in nutritional supplements.

We utilize a substantiation program that involves the compilation and review of scientific literature pertinent to the ingredients contained in each of our products. We continuously update our substantiation program to expand evidence for each of our product claims and notify the FDA of certain types of performance claims made in connection with our products.

In certain markets, including the United States, specific claims made by us with respect to our products may change the regulatory status of a product. For example, a product sold as a dietary supplement but marketed as a treatment, prevention, or cure for a specific disease or condition would likely be considered by the FDA or other regulatory bodies as unapproved and thus an illegal drug. To maintain the product’s status as a dietary supplement, the labeling and marketing must comply with the provisions in DSHEA and the FDA’s extensive regulations. As a result, we have procedures in place to promote and enforce compliance by our employees related to the requirements of DSHEA, the Food, Drug and Cosmetic Act, and various other regulations. Because of the diverse scope of regulations applicable to our products, and the varied regulators enforcing these regulatory requirements, determining how to conform to all requirements is often open to interpretation and debate. As a result, we can make no assurances that regulators will not question any of our actions in the future, even though we have put continuing effort into complying with all applicable regulations.

Dietary supplements are also subject to the Nutrition, Labeling and Education Act and various other acts that regulate health claims, ingredient labeling, and nutrient content claims that characterize the level of nutrients in a product. These acts prohibit the use of any specific health claim for dietary supplements unless the health claim is supported by significant scientific research and is pre-approved by the FDA.

Regulators such as the FTC regulate marketing practices and advertising of a company and its products. In the past several years, regulators have instituted various enforcement actions against numerous dietary supplement companies for false and/or misleading marketing practices, as well as misleading advertising of certain products. These enforcement actions have resulted in consent decrees and significant monetary judgments against the companies and/or individuals involved. Regulators require a company to convey product claims clearly and accurately, and further require marketers to maintain adequate substantiation for their claims. The FTC requires such substantiation to be competent and reliable scientific evidence. Specifically, the FTC requires a company to have a reasonable basis for the expressed and implied product claim before it disseminates an advertisement. A reasonable basis is determined based on the claims made, how the claims are presented in the context of the entire advertisement, and how the claims are qualified. The FTC’s standard for evaluating substantiation is designed to ensure that consumers are protected from false and/or misleading claims by requiring scientific substantiation of product claims at the time such claims are first made. The failure to have this substantiation violates the Federal Trade Commission Act.

We do not believe that Stark laws are applicable to our business because all of our products are sold for cash and thee are no third party payor Medicare/Medicaid reimbursements.

Labor Force

At December 31,2006, we had six full time employees, including: one nurse; one in product formulation; one in operations and customer service; and three in administrative and finance positions. In addition, we have a part-time nurse on our staff. None of our employees are represented by a labor union, nor governed by any collective bargaining agreements. A significant portion of our labor force is engaged on an out-sourced basis. We consider relations with our labor force as satisfactory.

Property

We currently rent approximately 6,000 square feet of executive office space located at 3275 W. Hillsboro Boulevard, Suite 300, Deerfield Beach, Florida 33442. We rent this space for approximately $7,500 per month. The lease term is on a month-to-month basis under an oral agreement. This space is adequate to maintain and expand our business operations.

Legal Proceedings

There are currently no material legal proceedings, nor pending legal proceedings involving our Company.

MANAGEMENT

Officers and Directors

Our articles of incorporation permit our board of directors to fix the number of directors at not less than one nor more than seven. Directors serve until our next annual meeting of shareholders and until his successor is duly elected and qualified. Vacancies on the Board due to resignation or removal may be filled by the remaining director or directors, even though less than a quorum, for the unexpired term of such vacant position.

Name	Age	Current Position
Dr. Alan Xenakis	57	Chief Executive Officer and Chairman
Bobby Story	65	Chief Financial Officer and Director
Frank Rizzo	52	President and Director

Dr. Alan Xenakis has served as an officer and director of the Company since its inception and has served as an officer and director of XenaCare LLC since its inception. Since the founding of XenaCare LLC in 2001, Dr. Xenakis has acted as its chief operating officer and medical director. In addition, from 1999 to 2000, Dr. Xenakis served as vice president of Global Health Sciences, a company principally engaged in the manufacture of Nutraceuticals, which was acquired by Nature’s Bounty in 2001. Dr. Xenakis was involved in a bankruptcy associated with his divorce in 1999. The bankruptcy was discharged without prejudice in August of 1999. Dr. Xenakis has been a member of Leadership Broward since 2002. He holds a B.S. in chemistry from the University of New Hampshire, a M.S. in health dynamics from Boston University and received his medical degree from Boston University School of Medicine. Dr. Xenakis also holds a Doctor of Science from Boston University and a Master of Public Health from Harvard University.

Bobby Story has served as our chief financial officer and director since April 2006. From 1970 through 1972 Mr. Story practiced as a certified public accountant. He was employed by Arthur Young & Company, CPA (now known as Ernst & Young, LLP) from 1970 through 1972. He served as treasurer for Condev Corporation, an international developer based in Winter Park, Florida from 1972 to 1975. From 1975 to 1981 he served as Director of Real Estate Operations for Drexel Burnham Lambert and Company. From 1982 to 1987 Mr. Story was self employed, providing financial advisory services to several companies. From April 1987 to March 1996 he served as controller and vice president of finance for NACEX, Inc. From October 1996 to October 2000 he served as CFO of American Access Technologies, Inc. From February 2001 through October 2001 he served as chief financial officer for iBid America, Inc., which was acquired by Interactive Brand Development, Inc. (OTCBB:  IBDI). Since October 2001 Mr. Story has provided financial consulting services to several companies including but not limited to Interactive Brand Development, Inc. (OTCBB:  IBDI).

Frank Rizzo has served as an officer and director and Vice President of the Company from its inception through February 1, 2006. In February he was promoted to President. From 1993 through 2005, Mr. Rizzo served as president of Momentum Marketing, Inc., a financial and marketing company based in Tampa, Florida. Mr. Rizzo owned a private building materials company from September 1984 through December 1990. He worked from 1977 through 1983 in Regional and National Marketing with a Fortune 500 Company. Mr. Rizzo attended Adelphi University and New York Institute of Technology. He holds a B.S. in management and marketing from the New York Institute of Technology.

Committees of the Board of Directors

We do not have formal committees.

Executive Compensation

The following table shows, for the years ended December 31, 2006 and December 31, 2005, the cash and other compensation paid to our Chief Executive Officer, President and Chief Financial Officer whose annual compensation was $100,000 or more. The information includes compensation paid by XenaCare, LLC and as consulting fees.

SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Comparison ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Alan Xenakis,	2006	$121,500	—			—	—	—	$121,500
Chief Executive Officer	2005	101,850	—	—	—	—	—	—	101,850
Frank Rizzo,	2006	$121,000	—	—	—	—	—	—	$121,000
President	2005	43,000	—	—	—	—	—	—	43,000
Bobby Story,	2006	$0	—	—	—	—	—	—	$0
Chief Financial Officer

Outstanding Equity Awards at Fiscal Year End

We have not granted any options to purchase shares of common stock since inception.

Director Compensation

None of our directors receive an annual fee for services. We do not pay fees to directors for their attendance at meetings; however, we may adopt a policy of making such payments in the future. We will reimburse out-of-pocket expenses incurred by directors in attending Board and committee meetings.

Employment and Consulting Agreements

While the Company currently has no written employment agreements, its Chief Executive Officer and President are currently compensated at a rate of approximately $125,000 per year. Dr. Xenakis and Mr. Rizzo are eligible to receive and participate in all benefit, bonus, retirement, insurance and long-term incentive programs provided by the Company for its senior executive personnel. In the event of Dr. Xenakis’ or Mr. Rizzo’s termination (other than without cause by the Company) Dr. Xenakis and Mr. Rizzo have agreed to a 12-month non-compete provision.

Our CFO is currently not compensated for his services.

Limitation of Liability

Pursuant to the Florida Business Corporation Act, we have the power to indemnify any person made a party to any lawsuit by reason of being our director or officer, or serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our Company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Florida law.

RELATED PARTY TRANSACTIONS

On June 1, 2004, XenaCare LLC issued a one-year promissory note to Momentum Marketing Inc. for $118,687. The note bore interest at an annual rate of 10% and was to mature on June 1, 2005. The note was collateralized by the Company’s assets. Momentum Marketing Inc. is owned by Frank Rizzo. On December 31, 2004, the principal amount of the note was satisfied by the issuance of 59,034 common shares to Momentum Marketing and the accrued interest was waived.

PRINCIPAL SHAREHOLDERS

As of March 31, 2007, there were 22,180,409 shares of our common stock issued and outstanding. The following table sets forth, as of the close of business on February 22, 2007, (1) the name and number of shares of each person known by us to be the beneficial owner of more than 5% of the class of stock; and (2) the number of shares of these securities owned by each director and all officers and directors as a group, together with their respective percentage holdings of such shares. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities, and includes any securities, which the person has the right to acquire within 60 days of the date of this prospectus. Percentage outstanding after the offering assumes the sale of all 50,000 shares under this prospectus. Unless otherwise indicated, the address for each person is 3275 W. Hillsboro Boulevard, Suite 300, Deerfield Beach, Florida 33442.

		Percent Outstanding
Name and Address	Amount of Beneficial Ownership	Prior to Offering	After Offering
Dr. Alan Xenakis	6,151,249	29.9%	29.8%
Bobby Story	0	0%	0%
Frank Rizzo	5,515,312	24.2%	24.1%
Claude Borsi (1)	1,200,000	5.4%	5.3%

All Officers & Directors (3 persons)	11,666,561	54.1%	54.0%

———————

(1)

Address is 45 Rue Des Auldepines, Luxemburg 1145 LV.

DESCRIPTION OF SECURITIES

As of the date of this prospectus, we had authorized 45,000,000 shares of par value $0.001 common stock, with 22,180,409 shares issued and outstanding at March 31, 2007. Additionally, we have authorized 5,000,000 shares of preferred stock, with no shares issued and outstanding.

Common stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to common stock. All of the outstanding shares of common stock are, and the shares of common stock offered hereby, will be duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. As of the date of this prospectus we have no outstanding shares of preferred stock.

Warrants

As of the date of this prospectus, we had no outstanding warrants, options or other rights to acquire common shares.

Transfer Agent

The Company will engage a transfer agent prior to the date of the prospectus.

SELLING SHAREHOLDERS

This prospectus relates to the registration and secondary offering of shares of our common stock held by various parties listed below. We will not receive any proceeds from the subsequent resale of our common stock by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders and the shares offered by us to the public on a best efforts basis are being paid by our Company. The selling shareholders will pay all other costs of the sale of the shares offered by them.

The following table sets forth the name of the selling shareholders, the number of common shares that may be offered by the selling shareholders and the number of common shares to be owned by the selling shareholders after the offering. The table also assumes that each selling shareholder sells all common shares listed by its name. The table below sets forth information as of the date of this prospectus. The prospectus will be updated to reflect the results of the primary offering and as required throughout the period of the secondary offering, including the completion and results of the selling shareholder offering.

The shares issued to Neil Dash, Lauren White and Edmund J. Bestosos were issued under a rights offering made to existing shareholders of the Company in July 2005. The shares were purchased at $1.50 per share. The shares held by Claude Borsi and Jim Daw were purchased under a private placement in 2006. The shares were purchased for $2.00 per share.

The shares issued to Interactive Investment Group LLC, were transferred privately by a founder to the respective shareholder. The shares were exchanged for an investment interest in an unrelated private company in May 2006.

The primary offering shares and the secondary offering of shares held by selling shareholders are included in the same prospectus in an effort to reduce expenses of registration.

	Common Shares Owned Prior to Offering		Common Shares Offered in the Offering	Common Shares Owned After the Offering
Name of Shareholder	Number	Percentage	Number	Number	Percentage
Neil Dash(1)	10,000	*	3,000	7,000	*
Lauren White(2)	5,000	*	2,000	3,000	*
Edmund J. Bestosos(3)	20,000	*	4,000	16,000	*
Claude Borsi(4)	1,200,000	5.4%	400,000	800,000	3.7%
Jim Daw(5)	50,000	*	20,000	30,000	*
Interactive Investment Group, LLC(6)	250,000	*	250,000	0	*

———————

(1)

Address is 60 Gloucester Road, Massapequa, NY  11758.

(2)

Address is 321 S.E. 5th Avenue, Pompano Beach, FL  33060.

(3)

Address is 2823 N.E. 24th Place, Fort Lauderdale, FL  33305.

(4)

Address is 45 Rue Des Auldepines, Luxemburg 1145 LV.

(5)

Address is 10603 Burnham Court, Naperville, Illinois  60564.

(6)

Voting control held by Tom Catterson. Excludes 10,000 shares held by LTC Group, Inc. (LTC). Tom Catterson has voting control over LTC. Address for Interactive Investment Group is 3275 W. Hillsboro Boulevard, Deerfield Beach, FL  33442.

PLAN OF DISTRIBUTION

The Initial Public Offering

General

We are offering up to 50,000 shares of common stock or $252,500 on a “best efforts” basis without a firm underwriting commitment. The common shares are being offered on a self-underwritten basis by our officers and directors under Rule 3a4-1(a)(ii). Although associated persons of our Company, as that term is defined under Rule 3a4-1 under the Exchange Act, they are deemed not to be a broker for the following reasons:

•

They are not subject to a statutory disqualification under the Exchange Act at the time of their participation in the sale of our securities.

•

They will not be compensated for their participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

•

They are not associated persons of a broker or dealer at the time of their participation in the sale of our securities.

•

They meet all of the following conditions:

•

Primarily perform and intend primarily to perform at the end of the offering substantial duties for our Company otherwise than in connection with this offering;

•

Not a broker-dealer, or an associated person of a broker-dealer, within the twelve preceding months; and

•

Have not participated in selling an offering of securities for any other issuer within the past twelve months nor will they participate in such an offering over the next twelve months.

There are no arrangements or agreements, verbal or written, with any underwriters to help underwrite this offering. No broker has been retained by us for the sale of securities being offered. In the event a broker who may be deemed an underwriter is retained by us, an amendment to our registration statement will be filed.

This offering is intended to be made solely by the delivery of this prospectus and the accompanying subscription application to prospective investors. Our officers and directors plan to distribute prospectuses related to this offering. We estimate approximately 50 to 100 prospectuses shall be distributed in such a manner. They intend to distribute prospectuses to acquaintances, friends and business associates. They will not participate in the making of this offering other than by the delivery of this prospectus or by responding to inquiries by prospective purchasers. Their responses will be limited to the information contained in the registration statement, of which this prospectus is a part. They are not registered as broker-dealers, nor as associated persons of any other brokers or dealers.

Management, principal shareholders or their affiliates may not acquire common shares in the offering.

Material Persons

Our officers and directors are the only persons who have been instrumental in arranging the capitalization of our Company to date. Our current officers and directors are not acting as nominee for any persons or are otherwise under the control of any person or persons. There are no agreements, agreements in principle, or understandings with regard to compensation to be paid by our Company to our officers or directors. Prior to this offering, there has been no public market for our common stock and there can be no assurances that an active public market for our common stock will be developed, or if developed, sustained after this offering. The initial public offering price of our common stock has been arbitrarily determined by us and bears no relationship to our current earnings, book value, net worth or other established valuation criteria. The factors considered in determining the initial public offering prices included:

•

An assessment of management;

•

Our prospects;

•

Our capital structure; and

•

Certain other factors deemed relevant.

The initial public offering prices do not necessarily bear any relationship to our assets, book value, earnings or other established criterion of value. Such prices are subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for our common stock will develop after the close of the public offering, or if a public market in fact develops, that such public market will be sustained, or that our common stock can be resold at any time at the initial public offering prices or any other prices.

State Blue Sky Information

We will offer and sell the shares only in Florida, Minnesota and New York. In these states, we have applied to have the shares registered for sale and will not sell the shares in these states until such registration is effective.

We believe the common stock will be eligible for sale on a secondary market basis in certain states based on exemptions from such states’ registration requirements as a result of the National Securities Markets Improvement Act of 1996. The National Securities Markets Improvement Act exempts from state registration requirements certain secondary market trading transactions for issuers that file periodic and annual reports under the Securities Exchange Act of 1934. However, under the act, the states are able to continue to require notice filings and collect fees with regard to these transactions. As of the date of this prospectus, we have not determined which states we will submit the required notice filing and applicable fee to in order to take advantage of this exemption

The ability to resell shares may be limited.

Secondary Selling Shareholder Offering

Following the completion of the initial public offering, the shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at an initial price of $5.05 per share. If a market for our common stock develops, such shares may be sold at prices related to the then-current market price. A market for our common stock may never develop.  Under the secondary offering, these shares may be sold by one or more of the following methods, without limitation:

•

a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•

ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•

face-to-face transactions between sellers and purchasers without a broker/dealer.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholders, and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. We have also advised each selling shareholder that in the event of a “distribution” of the shares owned by the selling shareholder, such selling shareholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

We do not intend to distribute or deliver the prospectus by means other than by hand or mail.

We have advised each selling shareholder that during the time as they may be engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M of the Securities Exchange Act of 1934. During such time as the selling shareholders may be engaged in a distribution of the securities covered by this prospectus, the selling shareholders are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to introduce any person to bid for or purchase any security which is the subject to the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

As of March 31, 2007, we have 22,180,409 shares of common stock issued and outstanding. We may issue up to an additional 50,000 shares of common stock under the terms of this prospectus.

We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage and affect market prices for our common stock and could damage our ability to raise capital through the sale of our equity securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Arnstein & Lehr LLP, 200 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida  33301. Affiliates of Arnstein & Lehr LLP own 150,000 shares of our common stock.

EXPERTS

Our consolidated financial statements as of December 31, 2006 and December 31, 2005 are included herein in reliance on the audit reports of Jewett, Schwartz, Wolfe & Associates, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it.

The registration statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC’s Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and are publicly available through the SEC’s Web site located at http://www.sec.gov.

XENACARE HOLDINGS, INC.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

XenaCare Holdings, Inc.

Deerfield Beach

We have audited the accompanying balance sheets of XenaCare Holdings, Inc. as of December 31, 2006 and 2005 and the related statements of operations, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XenaCare Holdings, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/  JEWETT, SCHWARTZ, WOLFE & ASSOCIATES

Hollywood, Florida

January 19, 2007

XENACARE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
Current Assets
Cash	$44,179	$950
Inventory	295,403	42,978
Prepaid Insurance and Other Expenses	—	45,909
Total Current Assets	339,582	89,837

Office Furniture and Equipment – Net	172,396	177,051
Other Assets
Deposits	—	4,737
Total Other Assets	—	4,737

TOTAL ASSETS	$511,978	$271,625

LIABILITIES & SHAREHOLDERS' EQUITY

LIABILITIES
Current Liabilities
Accounts and Accrued Expenses Payable	$41,205	$55,223
Total Current Liabilities	41,205	55,223

TOTAL LIABILITIES	41,205	55,223

Commitments and Contingencies

SHAREHOLDERS' EQUITY
Shareholders' (2005) and Members' (2004) Equity Preferred Stock, Blank Check, 5,000,000 Shares Authorized: None Issued	—	—
Common Stock, $0.001 Par Value, 45,000,000 Shares Authorized: 22,180,409 and 20,814,579 Shares Issue and Outstanding at December 31, 2006 and 2005, Respectively	22,180	20,814
Additional Paid-in Capital	3,023,658	293,364
Stock Subscription Receivable	(30,000)	(30,000)
Accumulated Deficit	(2,545,065)	(67,776)
Total Shareholders' Equity	470,773	216,402

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$511,978	$271,625

See accompanying notes to consolidated financial statements

XENACARE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Years Ended December 31,
	2006	2005
Revenue
Product Sales	$350,174	$628,522
Total Revenue	350,174	628,522

Cost of Revenue	119,380	252,398

Gross Profit	230,794	376,124

Operating Costs and Expenses
Selling and Marketing	1,701,401	177,850
General and Administrative	752,730	561,440
Impairment of Software	—	46,189
Total Operating Costs and Expenses	2,454,131	785,479

Other Income	4,348	100,000

Net Loss	$(2,218,989)	$(309,355)

Basic and Diluted Weighted Average Number of Common Shares Outstanding	21,497,444	11,236,807

Basic and Diluted Net Loss Per Common Share	$(0.10)	$(0.03)

See accompanying notes to consolidated financial statements

XENACARE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

DECEMBER 31, 2006 AND 2005

	Preferred Stock	Common Stock - $0.001 Par Value		Additional Paid in Capital	Stock Subscription Receivable	Accumulated Deficit	Members' Equity	Total Shareholders'/ Members' Equity
		Number of Shares	Amount
Balance at December 31, 2004	—	59,034	$59	$118,628	$—	$(1,471,929)	$1,600,000	$246,758

Common stock issued to founders	—	19,780,545	19,780	26,719	—	—	—	46,499
Common stock issued in conversion from members of XenaCare LLC	—	800,000	800	1,599,200	—	—	(1,600,000)	—
Recapitalization adjustment	—	—	—	(1,713,508)	—	1,713,508	—	—
Common stock issued	—	175,000	175	262,325	—	—	—	262,500
Stock subscription receivable	—	—	—	—	(30,000)	—	—	(30,000)
Net Loss	—	—	—	—	—	(309,355)	—	(309,355)
Balance at December 31, 2005	—	20,814,579	$20,814	$293,364	$(30,000)	$(67,776)	$—	$216,402

Common stock issued	—	1,115,830	1,116	2,230,544	—	—	—	2,231,660
Common stock issued for services	—	250,000	250	499,750	—	—	—	500,000
Issuance costs	—	—	—	—	—	(258,300)	—	(258,300)
Net Loss	—	—	—	—	—	(2,218,989)	—	(2,218,989)
Balance at December 31, 2006	—	22,180,409	$22,180	$3,023,658	$(30,000)	$(2,545,065)	$—	$470,773

See accompanying notes to consolidated financial statements

XENACARE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years Ended December 31,
	2006	2005
Cash flow provided (used) by operating activities:
Net loss	$(2,218,989)	$(309,355)
Adjustments to reconcile net income (loss) to net cash provided (used) by operations:
Depreciation and amortization	29,009	44,992
Write off of bad credit card charges	—	4,214
Impairment charge for software assets	—	46,189
Common stock issued for services	500,000	—
Changes in assets and liabilities:
Inventory	(252,425)	(36,523)
Prepaid insurance and other expenses	45,909	34,416
Accounts payable, accrued expenses and other	(9,281)	(17,880)
Net cash used in operating activities	(1,905,777)	(233,947)

Cash used by investing activities:
Purchase property, plant, equipment	(24,354)	(36,298)
Net cash used in investing activities	(24,354)	(36,298)

Cash provided (used) by financing activities:
Capital contributions	2,231,660	278,999
Issuance costs	(258,300)	—
Decrease in short-term loan payable	—	(10,000)
Reduction in long term borrowings	—	(9,999)
Net cash provided by financing activities	1,973,360	259,000

Increase (Decrease) in cash	43,229	(11,245)
Cash at beginning of period	950	12,195

Cash at end of period	$44,179	$950

Supplemental Information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Non-cash investing and financing activities:
XenaCare, LLC Conversion	$—	$1,600,000

See accompanying notes to consolidated financial statements

XENACARE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. – ORGANIZATION AND NATURE OF BUSINESS

Organization and Nature of Business

XenaCare Holdings, Inc., organized under the laws of Florida in June 2005, is the successor to XenaCare LLC, which was organized in 2001. We design, formulate, market and sell personal performance and life style performance nutrition supplement products (“NSPs”) and personal lubrication gels. Our XenaCare Clinical division (i) educates doctors and other healthcare professionals about certain of our NSPs and facilitates the sale and distribution of these NSPs from doctors’ offices and (ii) has commenced the formulation and brand building of a line of NSPs for the replenishment of nutrients lost due to pharmaceutical medications, which will be sold through mass media buys (radio and television advertising), web sales and other channels of distribution. Our XenaCare Performance division (i) is involved in the formulation of a line of NSPs (gels and creams) for the personal performance market (“XenaCare Personal Performance”), to be sold under the “Touch ‘n’ Tingle” brand and (ii) the formulation of a line of NSPs for the energy/lifestyle performance market (“Xena Care Lifestyle Performance”) to be sold through mass media buys (radio and television advertising), web sales and through other channels of distribution.

History of the Company

While the Company was organized in 2005, its predecessor, XenaCare LLC was organized in 2001 following the formulation of its concept and alpha testing by its founder, Dr. Alan Xenakis, for the limited purpose of the education, sale and distribution of NSPs at doctors’ offices. In June 2005, the Company was incorporated by Messrs. Bobby Story, Gary Spaniak, Dr. Xenakis and Frank Rizzo to formulate personal performance and lifestyle performance products. Thereafter, the Company entered into an exchange agreement with certain members of XenaCare LLC and such members exchanged their interest in XenaCare LLC for an aggregate of 800,000 shares of XenaCare Holdings, Inc. common stock, which represented a value of $1,600,000. All remaining shares of XenaCare LLC that were not exchanged for shares of XenaCare Holdings, Inc. were retired. For accounting purposes, the consummation of these actions resulted in an exchange of equity interest between entities under common control with XenaCare LLC as the accounting survivor and surviving business entity and the Company as the surviving legal entity.

Operations have traditionally focused on providing a small but targeted platform of poly-formulas to the patient that address key multi-factors in disease processes such as atherosclerosis and diabetes (as opposed to the single target restrictions placed on prescription drugs that must focus on one disease factor at a time such as an HMG reductase inhibitor (Statin) that does not address the multi factors of atherosclerosis). The Company’s historical line of NSPs are: XenaCor, XenaZymePlus and XenaTri.

Commencing in mid 2005 the Company expanded focus and began to formulate NSPs for personal performance and lifestyle performance products. The Company also developed new distribution channels for the historical NSPs, including web site and infomercials. The Company has also formulated a line of body replenishment NSPs, which are designed to eliminate prescription induced nutrient depletion. To replace these nutrients, NSPs have been formulated, which the Company believes will combat the depletion effects of commonly prescribed drugs.

NOTE 2. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Presentation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, Xenacare, LLC, XenaStaff, Inc. and XenaCeuticals, Inc. All material intercompany accounts and transactions have been eliminated in consolidation.

XENACARE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Risks and Uncertainties

The Company’s business could be impacted by continuing price pressure on its product manufacturing. Acceptance of its products by the market place, new competitors, changes in federal and/or state legislation and other factors. Adverse changes in these areas could negatively impact the Company’s financial position, results of operations and cash flows.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments having original maturities of three months or less. At various times during the year, the Company may maintain cash balances in excess of the maximum amount insured by the Federal Deposit Insurance Corporation.

Accounts Receivable, Processor Reserves and Concentrations of Credit Risk

The Company does not generally have accounts receivables because most of its sales proceeds are in the form of credit card receipts and checks. Revenue is recognized when product is shipped. Product is generally not shipped until check or credit card payment is received from the customer.

No reserves are held by credit card processors. Concentrations of credit risk are not significant.

Allowance for Doubtful Accounts

The Company does not maintain an allowance for doubtful account as its business does not, generally, rely upon the extension of credit.

Inventory

Inventory is reported at the lower end of cost or market on the first-in, first-out (FIFO) method. Inventory at December 31, 2006 and December 31, 2005 was $295,403 and $42,978, respectively, and consisted primarily of the Company’s principal brands: XenaCor, XenaTri, XenaZyme, Body Replenishment Line and TnT Gel for Men and TnT Gel for Women.

Property, Plant and Equipment

Property, plant and equipment is stated at cost, net of accumulated depreciation. Depreciation of property, plant and equipment is computed using the straight-line method based upon the estimated useful lives of the assets. Maintenance and repair costs are expensed as incurred.

Impairment of Long-Lived Assets

The Company’s long-lived assets include property and equipment. The carrying value of long-lived assets is reviewed for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be recoverable. An asset impairment is recognized when the carrying value of the asset is not recoverable based on the undiscounted estimated cash flows to be generated by the assets. The Company’s estimates reflect management’s assumptions about selling prices, production and sales volumes, costs and market conditions over an estimate of the remaining operating period. If impairment is indicated, the asset is written down to fair value. In circumstances when an asset does not have separate identifiable cash flows, an impairment charge is recorded when the Company abandons the utilization of the asset. At December 31, 2005, the Company’s management determined that their use of certain software assets had significantly changed and were no longer being

XENACARE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

utilized. Due to the customized nature of the software it was determined that the carrying amount was not recoverable and the assets had no fair market value. The assets were determined to be impaired and the carrying value of $46,189 was charged to earnings. Management believes there are no other impairments of its long-lived assets; however, there can be no assurance that market conditions will not change or that demand for the Company’s products and services will continue, which could result in impairment of long-lived assets in the future.

Revenue Recognition

The Company’s product revenues represent primarily sales of XenaCor, XenaTri, XenaZyme and the Body Replenishment Line. Revenue is recognized when a product is shipped. Product is not shipped until check or credit card payment is received from the customer. The Company manages the collection process for transactions processed on its website, but it outsources its fulfillment (delivery) process to a third party for certain products.

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, which establishes criteria that must be satisfied before revenue is realized or realizable and earned. The Company recognizes revenue when persuasive evidence of a sales arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is probable.

Shipping and handling charges related to sales transactions are recorded as sales revenues when billed to customers or included in the sales price in accordance with Emerging Issues Task Force (“EITF”) 00-10, Accounting for Shipping and Handling Fees and Costs. Shipping and handling costs are included in cost of revenue.

The Company accepts product returns and will issue a credit, refund or product exchange. To date, product returns have not been material. The Company does not have a product return reserve established.

Advertising Costs

Advertising costs are charged to expense as incurred. Advertising expenses were not material in both 2006 and 2005.

Research and Development

The Company does not engage in research and development as defined in SFAS No. 2, Accounting for Research and Development Costs. However, the Company does incur formulation costs that include salaries, materials and consultant fees. These costs are classified as selling, general and administrative expenses in the consolidated statements of operations.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes (SFAS No. 109). Pursuant to SFAS No. 109, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryfowards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Due to the Company’s history of losses and its uncertainty of future income, the deferred tax assets resulting from the losses for 2006 have been fully offset by a valuation allowance. Consequently, no income tax provision was recorded.

Fair Value of Financial Instruments

Cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses, as reflected in the consolidated financial statements, approximate fair value because of the short-term maturity of these instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

XENACARE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Basic and Diluted Net Loss per Share

The Company computes basic and diluted loss per share in accordance with Earnings Per Share (SFAS No. 128). Basic EPS excludes the dilutive effects of options, warrants and other convertible securities. Diluted EPS reflects the potential dilution of securities that could share in the earnings of the Company. The Company did not have any common stock equivalents in 2006 or 2005.

Segment Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. The Company operates in one segment for management reporting purposes.

NOTE 3. – RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the SEC issued SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of determining whether the current year’s financial statements are materially misstated. SAB 108 is effective for the Company beginning October 1, 2007. The adoption of SAB 108 is not expected to have a material impact on the Company’s consolidated financial statements.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued FAS No. 157, Fair Value Measurements (“FAS 157”). FAS 157 provides guidance for using fair value to measure assets and liabilities and requires additional disclosure about the use of fair value measures, the information used to measure fair value, and the effect fair-value measurements have on earnings. The primary areas in which the Company utilizes fair value measures are valuing pension plan assets and liabilities, valuing hedge-related derivative financial instruments, allocating purchase price to the assets and liabilities of acquired companies, and evaluating long-term assets for potential impairment. FAS 157 does not require any new fair value measurements. FAS 157 is effective for the Company beginning October 1, 2008. The Company is currently evaluating the impact of FAS 157 on its consolidated financial statements.

In September 2006, the FASB issued FAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“FAS 158”). FAS 158  requires an employer to recognize the funded status of a benefit plan, measured as the difference between plan assets at fair value and the projected benefit obligation, in its statement of financial position. FAS 158 also requires an employer to measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end. FAS 158 is effective for the Company for its fiscal year ended September 30, 2007. The Company is currently evaluating the impact of FAS 158 on its consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 (“FIN 48”), which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return, including a decision whether or not to file a return in a particular jurisdiction. Under this new guidance, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. This guidance also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of unrecognized tax benefits. FIN 48 is effective for annual periods beginning after December 15, 2006. The Company is in the process of evaluating the impact of adoption of FIN 48 on its consolidated financial statements.

In June 2006, the FASB ratified the consensus reached by the EITF in Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) (“EITF 06-3”). The scope of this issue includes any tax assessed by a

XENACARE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

governmental authority that is directly imposed on a revenue-producing activity between a seller and a customer and may include, but is not limited to, sales, use, value-added, and some excise taxes. EITF 06-3 requires the disclosure of the method of accounting for the applicable assessed taxes and the amount of assessed taxes that are included in revenues if they are accounted for under the gross method and are significant. EITF 06-3 is effective for interim and annual reporting periods beginning after December 15, 2006. The Company does not expect the adoption of EITF 06-3 in 2007 to have an impact on its consolidated financial statements.

NOTE 4. – PREPAID EXPENSES AND OTHER CURRENTS ASSETS

As of December 31, 2006 and 2005, prepaid expenses and other current assets consisted of the following:

	December 31,
	2006	2005

Prepaid insurance	$—	$14,383
Inventory manufacturing deposits	—	28,963
Other	—	2,563
Total prepaid expenses and other current assets	$—	$45,909

Inventory manufacturing deposits typically represent a down payment of 33% on the total order, with the remainder due upon delivery to XenaCare Holdings, Inc. The need for manufacturing deposits was discontinued during 2006.

NOTE 5. – PROPERTY, PLANT & EQUIPMENT

Property, plant and equipment at December 31, 2006 and 2005 consisted of the following:

	Useful	December 31,
	Lives	2006	2005
Property and Equipment:
Site of care equipment	8 - 10	$145,205	$145,205
Office furniture	10	8,950	8,950
Computer equipment	5 - 8	121,700	97,346
Total		275,855	251,501
Less: accumulated depreciation		(103,459)	(74,450)
Property and equipment, net		$172,396	$177,051

Depreciation and amortization expense for the years ended December 31, 2006 and 2005 was $29,009 and $44,992, respectively. At December 31, 2005, the Company’s management determined that certain software assets with a net carrying value of $46,189 were impaired and charged earnings for this amount.

NOTE 6. – ACCOUNTS AND ACCRUED EXPENSE PAYABLE

Accounts and accrued expense payable at December 31, 2006 and 2005, consisted of the following:

	December 31,
	2006	2005

Accounts payable	$20,810	$37,642
Accrued insurance payable		11,572
Accrued payroll	(3,605)	2,409
Other accrued expenses	24,000	3,600
Total accounts and accrued expense payable	$41,205	$55,223

XENACARE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 7. – INCOME TAXES

The benefit from income taxes for the year ended December 31, 2006 consist of the following:

Current:
Federal	$(754,456)
State	(122,045)
Benefit from income taxes	(876,501)
Increase in valuation allowance	876,501
Benefit from income taxes, net of allowance	$—

The difference between benefit from income taxes computed by applying the federal statutory Corporate tax rate and actual income tax expense for the year ended December 31, 2006 is as follows:

Statutory federal income tax rate	34.00%
State income taxes, net of federal benefit	5.50
Increase in valuation allowance	(39.50)
Effective income tax rate	—%

The net deferred tax assets at December 31, 2006 are comprised of the following:

Deferred tax assets – non-current	$876,501
Valuation allowance	(876,501)
Net deferred tax asset	$—

The Company currently has a net operating loss (NOL) of $2,218,989 which can be utilized until the year 2027. The deductibility of the NOL is subject to the limitations provision of the Federal tax code (i.e. IRC § 382).

NOTE 8. – COMMITMENTS AND CONTINGENCIES

The Company leases office space on a month-to-month basis from a non-related party. The annualized rental expense is approximately $90,000.

NOTE 9. – COMMON STOCK

In 2005, the Company issued 19,780,545 restricted shares to founders. Of the shares granted to management, 310,000 were subjected to vesting requirements pursuant to a ratable period of five years.

Thereafter, certain members of XenaCare LLC exchanged 1,600,000 units of membership interests for 800,000 shares of the Company’s common stock, which represented a value of $1,600,000. All remaining membership interests of XenaCare LLC that were not exchanged for shares of XenaCare Holdings, Inc. were retired. For accounting purposes, the consummation of these actions resulted in an exchange of equity interest between entities under common control with XenaCare LLC as the accounting survivor and surviving business entity and the Company as the surviving legal entity. The recapitalization of this transaction resulted in a reclassification to additional paid in capital of the related accumulated deficit as of June 30, 2005 of $1,713,508. Additionally, the Company issued 175,000 shares of common stock for $262,500.

During 2006 the Company issued an aggregate of 1,115,830 shares of common stock pursuant to a private placement of its common stock. Additionally, the Company issued 250,000 shares of common stock for services rendered to a non-related party. The shares were valued at $2.00 per share. $500,000 was recognized as an expense in general and administrative within the consolidated statement of operations for the fair value of the services rendered.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.

Indemnification of Directors and Officers

The Florida Business Corporation Act (the “Act”) permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Articles of Incorporation (the “Articles”) and Bylaws provide that we shall indemnify its directors and officers to the fullest extent permitted by the Act.

The provisions of the Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the Florida securities laws.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 25.

Other Expenses of Issuance and Distribution

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	$407.15
Legal Fees and Expenses*	20,000.00
Accounting Fees and Expenses*	15,000.00
Financial Printing*	5,000.00
Transfer Agent Fees*	1,000.00
Blue Sky Fees and Expenses*	1,500.00
Miscellaneous*	7,092.85
TOTAL	$50,000.00

———————

*

Estimated

None of the foregoing expenses are being paid by the selling shareholders.

Item 26.

Recent Sales of Unregistered Securities

Upon the inception of the Company we issued an aggregate of 19,780,545 shares of our common stock to our  founders and executive officers. The shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act. The shares contain a legend restricting their transferability absent registration or applicable exemption.

During June and July 2005 we issued an aggregate of 800,000 shares of our common stock to all members of XenaCare, LLC in exchange for all of the issued and outstanding membership interests in XenaCare, LLC. The shares were valued at $2.00 per share. Each of the 21 membership holders were all deemed accredited. The shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act. The shares contain a legend restricting their transferability absent registration or applicable exemption. In connection with the exchange offer made to the holders of XenaCare, LLC, we also offered the membership holders the right to purchase shares of the Company’s common stock at $1.50 per share. Pursuant to the rights offering, we issued an aggregate of 175,000 shares of our common stock and the Company received gross proceeds of $262,500. The shares were issued to a total of 10 investors. The investors were all deemed accredited. The shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act. The shares contain a legend restricting their transferability absent registration or applicable exemption.

Between September 15, 2005 and September 30, 2006, the Company issued an aggregate of 1,115,830 shares of its common stock to 15 accredited investors pursuant to a private placement of its common stock. The shares were valued at $2.00 per share. The shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act. The securities contain a legend restricting the transferability absent registration or applicable exemption. The sales were arranged directly between the Company and the investors and no sales commission was paid in connection with the private placement.

On June 30, 2006, the Company issued to an individual 250,000 shares of its common stock for product marketing services to be rendered. Services were rendered in the fourth quarter of 2006 and $500,000 was recognized as an expense in selling, general and administrative within the consolidated statement of operations. The shares were valued at $2.00 per share. The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The shares contain a legend restricting their transferability absent registration or applicable exemption.

Item 27.

Exhibits and Financial Statement Schedules

Exhibit No.

Description of Document

2.1

Form of Exchange Agreement with members of XenaCare, LLC(1)

3.0

Amended and Restated Articles of Incorporation(1)

3.1

Bylaws(1)

5.1

Opinion of Arnstein & Lehr LLP(1)

10.1

Marketing Agreement with Sierra Mountain Minerals, Inc. dated March 1, 2006(1)

10.2

Licensing Agreement with Scientific Sports and Nutrition Plan dated February 24, 2006(1)

10.3

Form of Subscription Agreement(1)

10.4

Form of Nurse Agreement(1)

23.1

Consent of Independent Auditor

23.2

Consent of Arnstein & Lehr LLP (included in exhibit 5.1)

———————

(1)

Previously filed.

Item 28.

Undertakings

The undersigned Registrant undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)  include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)  include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted for directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time the Sec declared it effective.

For the purposes of determining any liability under the Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Deerfield Beach, Florida on May 2, 2007.

XENACARE HOLDINGS, INC.

By:	/s/ DR. ALAN XENAKIS
Dr. Alan Xenakis, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DR. ALAN XENAKIS	Chief Executive Officer and (principal executive officer) Chairman	May 2, 2007
Dr. Alan Xenakis

/s/ BOBBY STORY	Chief Financial Officer and Treasurer (principal financial and accounting officer)	May 2, 2007
Bobby Story

/s/ FRANK RIZZO	President and Director	May 2, 2007
Frank Rizzo

II-4